UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

429 Post Road, Buchanan, Michigan 49107

(Address of principal executive offices)

(269) 695-2700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers

On February 3, 2012, in connection with the appointment of John J. Hardig as the new Chief Financial Officer of XPO Logistics, Inc. (the “Company”), the Company determined that John Welch will no longer serve as Chief Financial Officer of the Company, effective as of February 13, 2012.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of John J. Hardig as Chief Financial Officer

On February 3, 2012, the Company appointed John J. Hardig as the Chief Financial Officer of the Company, effective February 13, 2012.

Mr. Hardig, age 47, most recently served as managing director for the Transportation & Logistics investment banking group of Stifel Nicolaus Weisel since 2003. Prior to that, Mr. Hardig was an investment banker for six years in the Transportation and Telecom groups at Alex. Brown & Sons (now Deutsche Bank). Mr. Hardig holds a master of business administration degree from the University of Michigan Business School and a bachelor’s degree from the U.S. Naval Academy.

Employment Agreement with John J. Hardig

On February 3, 2012, with the approval of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board of Directors”), the Company entered into the Employment Agreement by and between the Company and John J. Hardig (the “Employment Agreement”).

Term. Pursuant to the Employment Agreement, the term of Mr. Hardig’s employment will begin on February 13, 2012 (the “Start Date”) and will end on September 2, 2016.

Title. Pursuant to the Employment Agreement, Mr. Hardig will serve as the Chief Financial Officer of the Company.

Salary and Annual Bonus. Pursuant to the Employment Agreement, Mr. Hardig’s annual base salary will be $395,000. However, Mr. Hardig’s annual base salary will increase to $450,000 after Mr. Hardig relocates his permanent residence to within 50 miles of Greenwich, Connecticut. In addition, Mr. Hardig will have the opportunity to earn a performance-based bonus each year targeted at 100% of his base salary (which, for 2012, will be based on the aggregate base salary actually paid to Mr. Hardig) based upon his achievement of performance goals as determined by the Compensation Committee.

Make-Whole Payment. Under the Employment Agreement, in order to compensate Mr. Hardig for all benefits and payments that he forfeited when he ceased employment with his former employer, Mr. Hardig will receive a cash payment equal to $225,000 (the “Make-Whole Payment”), which is payable no later than March 15, 2012. The Make-Whole Payment will be reduced by an amount equal to any bonus that Mr. Hardig receives from his former employer with respect to 2011. In order to receive the Make-Whole Payment, Mr. Hardig generally must remain employed by the Company until the date on which the Make-Whole Payment is paid.

Relocation and Housing Assistance. Under the Employment Agreement, in order to assist Mr. Hardig in relocating his household to Fairfield County, Connecticut, (i) Mr. Hardig will receive a cash payment equal to $20,000, which is payable in five equal installments of $4,000 each month following the Start Date, and (ii) the Company will pay or reimburse Mr. Hardig for up to $2,500 each month following the Start Date for his travel expenses. Mr. Hardig must remain employed until the dates on which the relocation and travel expenses are paid or reimbursed.

Initial Equity Incentive Awards. Pursuant to the Employment Agreement, Mr. Hardig is entitled to an award of 50,000 time-based restricted stock units (“Time-Based RSUs”), an award of 85,000 performance-based restricted stock units (“Performance-Based RSUs”) and an award of options (“Options”) to purchase 50,000 shares of Company common stock. The Options, together with the Time-Based RSUs and Performance-Based RSUs, are referred to collectively as the “Awards”.

Subject to the Compensation Committee’s approval, the Awards generally will be subject to the terms of the Company’s 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”), although the Awards will be granted pursuant to stand-alone agreements as a material inducement to Mr. Hardig to accept employment with the Company. The Time-Based RSUs and Options will vest, subject to Mr. Hardig’s continued employment by the Company, in five equal installments beginning on September 2, 2012 and on each of the first four anniversaries thereof. The Performance-Based RSUs will vest, subject to the Company’s achievement of performance goals determined by the Compensation Committee, on the same schedule.

Benefits and Business Expense Reimbursement. Pursuant to the Employment Agreement, Mr. Hardig is eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team and will be reimbursed for all reasonable and necessary business expenses incurred in the performance of his duties during the term.

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Hardig’s employment during the term with or without Cause (as defined in the Employment Agreement) and Mr. Hardig may terminate his employment voluntarily with or without Good Reason (as defined in the Employment Agreement). Other than in the event of Mr. Hardig’s death or disability, the severance payments described below are conditioned upon (1) Mr. Hardig providing an irrevocable waiver and general release to the Company and (2) Mr. Hardig’s compliance with the restrictive covenants contained in the Employment Agreement.

In the event that Mr. Hardig dies or becomes disabled during the term or, either prior to a Change of Control (as defined in the 2011 Plan) or more than two years following a Change of Control, the Company terminates Mr. Hardig’s employment without Cause or Mr. Hardig resigns for Good Reason, he will be entitled to, in addition to accrued benefits through the date of termination, two years’ base salary (as in effect on the date of termination and paid in equal installments over the 24 months following the date of termination), plus any annual bonus that the Company has notified Mr. Hardig in writing that he has earned prior to the date of termination but is unpaid as of the date of termination. In addition, Mr. Hardig will be entitled to medical and dental coverage for a period of 12 months from the date of termination. These amounts will be reduced, dollar-for-dollar, by other earned income, and medical and dental benefits will terminate, in the event Mr. Hardig secures other employment. In addition, if Mr. Hardig dies or becomes disabled during the term, all unvested Awards will automatically vest. In the event Mr. Hardig’s employment is terminated either by the Company without Cause or by Mr. Hardig for Good Reason, a prorated portion of any unvested Awards outstanding and scheduled to vest on the next vesting date will vest (in the case of the Performance-Based RSUs, subject to achievement of applicable performance goals), and the balance of any Awards will be forfeited upon the date of termination. The Employment Agreement also provides that, solely in the case of a termination of Mr. Hardig’s employment by the Company without Cause, Mr. Hardig will receive the Make-Whole Payment to the extent not previously paid.

If Mr. Hardig’s employment is terminated by the Company for Cause or if Mr. Hardig voluntarily resigns without Good Reason, he will be entitled to payment for any accrued benefits through the date of termination. However, in such circumstances, he will not be entitled to any Awards that have not already vested.

Change of Control. Pursuant to the Employment Agreement, in the event that, within two years following a Change of Control, the Company terminates Mr. Hardig’s employment without Cause or Mr. Hardig resigns for Good Reason, Mr. Hardig will receive any accrued benefits and will also receive a lump-sum cash payment equal to three times the sum of (x) his base salary (as in effect on the date of termination) and (y) his target annual bonus of not less than 100% of his base salary (as in effect on the date of termination). In addition, Mr. Hardig will generally receive any annual bonus that the Company has notified him in writing that he has earned prior to the date of termination but is unpaid as of such date and medical and dental coverage for a period of 36 months from the date of termination. In the event of a Change of Control that occurs while Mr. Hardig is still employed by the Company, all outstanding Awards will automatically vest. If Mr. Hardig’s employment is terminated without Cause prior to, and in anticipation of, a Change of Control, and the Change of Control actually occurs within six months following the termination, then Mr. Hardig will receive payment for the Awards as if he had remained employed until the Change of Control. In the event that any amounts payable to Mr. Hardig constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then any such amounts will be reduced to avoid triggering the excise tax pursuant to Section 4999 of the Code, if it would be more favorable to Mr. Hardig on a net after-tax basis.

Clawbacks. Pursuant to the Employment Agreement, Mr. Hardig is subject to equity and annual bonus clawback provisions. If (1) Mr. Hardig breaches the employee and customer non-solicitation, confidentiality and non-competition covenants or engages in fraud or willful misconduct that contributes materially to any significant financial restatement or material loss to the Company or its affiliates or (2) the Company terminates Mr. Hardig’s employment for Cause, then the Company may terminate or cancel any unvested or vested and unexercised Awards granted to Mr. Hardig, and require him to forfeit or remit to the Company any amounts payable in respect of any Awards that were accelerated upon his termination and any shares of Company common stock that were issued to Mr. Hardig pursuant to any Award and that he is required to hold pursuant to the Company’s stock ownership guidelines (up to a maximum of four times his base salary). In addition, in the case of fraudulent behavior, the Company may require Mr. Hardig to repay any annual bonus previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation so that Mr. Hardig will only retain the amount that would have been payable to him after giving effect to the Company’s loss. In the case of a violation of a restrictive covenant or fraudulent behavior, the Company must act within six months of learning of the conduct, but in no event more than two years after Mr. Hardig engages in such conduct. In the case of termination for Cause, the Company must act within six months of the termination.

Restrictive Covenants. Pursuant to the Employment Agreement, Mr. Hardig is subject to non-solicitation, non-disparagement, confidentiality and non-competition covenants during the term of his employment and thereafter. In addition, the non-solicitation covenant survives for three years following termination, the non-competition covenant survives for one year following termination by the Company without Cause or by Mr. Hardig for Good Reason or a termination following expiration of the Employment Agreement and for three years following any other type of termination, and the confidentiality and non-disparagement covenants are generally perpetual. The Company has the option to extend the non-competition period for up to two additional years following termination by the Company without Cause or by Mr. Hardig for Good Reason, provided that the Company continues to pay Mr. Hardig’s base salary as in effect on the date of termination during the extended non-competition period. Similar extension rights apply in the event of a termination of Mr. Hardig’s employment following expiration of the Employment Agreement.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01.	Other Events.

On February 7, 2012, the Company issued a press release announcing the appointment of John J. Hardig as the Chief Financial Officer of the Company, effective February 13, 2012. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release, dated February 7, 2012, issued by XPO Logistics, Inc.

10.1	Employment Agreement, dated as of February 3, 2012, by and between XPO Logistics, Inc. and John J. Hardig.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2012	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens

Gordon E. Devens
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release, dated February 7, 2012, issued by XPO Logistics, Inc.

10.1	Employment Agreement, dated as of February 7, 2012, by and between XPO Logistics, Inc. and John J. Hardig.